Exhibit 10.1
EMPLOYMENT AGREEMENT
This AGREEMENT is made on 1 November 2008, between Brightpoint Australia Pty Ltd. (the “Employer” or the “Company”), and Raymond Bruce Thomlinson (the “Employee”).
RECITALS
The Employer has agreed to employ the Employee as President of the Brightpoint Asia Pacific Division and shall have the title of the President of Brightpoint Asia Pacific and as on the terms and conditions set out in this Agreement.
1.	Term

a.	The term of this agreement will commence on 1 November 2008 and, subject to paragraph 1.b, will continue until 31 December 2013 (the “Initial Term”). This agreement will automatically renew after the Initial Term for successive one (1) year periods unless terminated in accordance with Paragraph 6 of this Agreement.

b.	Either Employer or Employee may, at any time after 31 December 2009, provide written notice, effective ninety (90) days after receipt, to convert Employee’s status to an independent contractor for Employer, performing the duties of a consultant, and terminate his status as an employee with Employer. Employee’s time spent performing his duties and role as a Consultant will not exceed twenty (20) hours per calendar month. Brightpoint’s CEO or his designee shall determine the duties and role of Consultant. The total compensation that Employee or Employee’s nominated company shall receive as a Consultant shall be Two-Hundred Thousand US Dollars ($200,000) per calendar year. The term of the Consultant’s engagement (“Consultancy Term”) shall be either for a.) the remaining years on this agreement, as stated in Paragraph 1(a), or b.) three (3) years, whichever is greater. Employer shall have the option to extend Consultancy Term for up to an additional two (2) years. Any then existing Long-Term Incentive equity grants (“LTI”) shall continue to vest during the Consultancy Term. The non-competition, confidentiality and non-solicitation provisions of the Employment Agreement shall continue in full effect and be extended by the Consultancy Term.

2.	Title and Duties

a.	During the term of this Agreement, the Employee will hold the title of President of Brightpoint Asia Pacific or any such other title as may be assigned to him from time to time by the Chief Executive Officer (“CEO”) of Brightpoint, Inc. (“Brightpoint”) or his designee, from time to time. The

Employee agrees to carry out such reasonable duties and responsibilities as are assigned to him from time to time by the CEO or his designee, from time to time. The Employee will report directly to the CEO, or at the CEO’s direction, his designee, from time to time. Any duties and responsibilities assigned to the Employee from time to time must be reasonably related or consistent with his position and status as President of Brightpoint Asia Pacific.
b.	The Employee agrees to devote all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The Employee will perform his duties in Australia or such other locations as determined from time to time by the CEO or his designee from time to time. It is anticipated that approximately sixty percent (60%) of Employee’s time will be spent in Australia and up to forty percent (40%) in various other international markets, including, without limitation, the United States and Europe. The Employee agrees to travel to various locations in connection with the business of the Company as and when directed by the CEO or his designee, from time to time. The Employee acknowledges and agrees that a significant amount of international travel is required to carry out his duties under this Agreement.

3.	Compensation

a.	From 1 January 2009 until 31 December 2010, the Employer will pay the Employee a base salary at the rate of Six-Hundred Thirty-Two Thousand Eight-Hundred and Sixty-Five Australian Dollars (Au$632,865) per annum gross, inclusive of statutory superannuation (the “Salary”), payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. The Salary may be increased or decreased, from time to time, as may be mutually agreed upon, in writing, between the Employer and the Employee. The CEO of Brightpoint will recommend to Brightpoint’s Compensation and Human Resources Committee to increase Employee’s base salary for the 2009 calendar year in the amount of Thirty Thousand Four-Hundred and Seventy-Three Australian Dollars (Au$30,473).

b.	Commencing 1 January 2009, in addition to the Salary, the Employee may be entitled to such discretionary cash bonuses and other discretionary compensation in the form of stock, stock options or other property or rights as may, from time to time, be awarded to him at the sole discretion of the Employer during or in respect of his employment. The discretionary bonuses may be based, in whole or part, on the results and performance of the Employee and the overall results and performance of Brightpoint.

c.	Commencing 1 January 2009, in addition to the Salary, the Employee will be eligible to participate in the Employer’s Annual Executive Bonus Plan at the sole discretion of the Employer during or in respect of his employment, subject to and as approved from time to time by the Compensation and Human Resources Committee of the Board of Directors.

d.	Commencing 1 January 2009, in addition to the Salary, the Employee will be eligible to participate in the Employer’s Annual LTI Plan at the sole discretion of the Employer during or in respect of his employment and as determined by the Compensation and Human Resources Committee of the Board of Directors. LTI awards will be distributed through Restricted Stock Units (“RSUs”) and are subject to forfeiture, in full or in part, if certain objectives are not met.

4.	Benefits

a.	From 1 January 2009 until 31 December 2013, the Employee will not receive or participate in any existing or future benefits and plans that the Company may, from time to time, institute during such period, including, without limitation, health benefits.

b.	During the term of this Agreement, the Employee will be entitled to twenty-eight (28) days of paid annual leave in each calendar year. The CEO of the Company or his designee may require the Employee to take any accrued but untaken annual leave by giving one (1) month’s notice.

5.	Travel Expenses
All of Employee’s travel (excluding any personal travel) and other expenses incurred by the Employee on behalf of the Company will be paid by the Employer; provided that such expenses are incurred and approved in accordance with the Company’s policies. If the Employee pays any such expenses in the first instance, the Employer will reimburse him on presentation of appropriate receipts for any such expenses in accordance with the Company’s policies. Any expenses in excess of Ten Thousand US Dollars ($10,000) per calendar quarter must be approved in writing in advance by the CEO or his designee. These payments and any associated fringe benefit tax or other taxes for which the Company becomes liable will not form part of the Salary.
6.	Termination
The Employee’s employment under this Agreement may be terminated on the following circumstances:
6.1	Death

The Employee’s employment under this Agreement will terminate upon his death.
6.2	Disability
If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is absent from his duties under this Agreement for forty-five (45) consecutive calendar days during any calendar year, the Employer may terminate the Employee’s employment under this Agreement.
6.3	Cause
The Employer may terminate the Employee’s employment under this Agreement without notice for Cause. For purposes of this Agreement, the Employer will have “Cause” to terminate the Employee’s employment under this Agreement if the Employee: (a) fails to perform any or all of his duties under this Agreement, after reasonable notice from the Employer to the Employee to rectify such failure to perform and only where such failure relates to a material duty, (b) engages in misconduct which is detrimental or injurious to the Employer, monetarily or otherwise, (c) is charged with an indictable offence, or (d) violates the Company’s Policies and Procedures.
6.4	Any Other Reason
After 31 December 2009, either party may terminate this Agreement for any other reason (i.e., other than as specified in Subparagraphs 6.1, 6.2 and 6.3), and to convert Employee’s status to an independent contractor on the terms set out in Paragraph 1.b,by providing ninety (90) days’ notice in writing. The Company may also terminate this Agreement under this subparagraph and convert Employee’s status to an independent contractor on the terms set out in Paragraph 1.b by providing a payment of ninety (90) days’ remuneration in lieu of notice. In the event that the Company effects such a termination pursuant to this subparagraph and the Employee executes a normal release of claims, the Company agrees to pay the Employee a lump sum of Five-Hundred Thousand US Dollars (US$500,000), less any required taxes and to engage Employee or Employee’s nominated company as a Consultant pursuant to Paragraph 1.b..
7.	Notice of Termination
Any termination of the Employee’s employment by the Employer or by the Employee (other than termination by reason of the Employee’s death) must be communicated by written notice of termination to the other party of this Agreement.
8.	Compensation Upon Termination

a.	If the Employee’s employment is terminated by reason of his death, the Employer will pay to such person as he may designate in writing filed with the Employer, or if no such person is designated, to his estate as a lump sum benefit, his full Salary to the date of his death in addition to statutory entitlements.

b.	During any period that the Employee fails to perform his duties as a result of incapacity due to physical or mental illness, the Employee will, on production of medical reports satisfactory to the Company, continue to receive his Salary until the Employee’s employment is terminated pursuant to Subparagraph 6.2 of this Agreement and for one month thereafter.

c.	If the Employee’s employment shall be terminated for Cause, the Employer shall pay the Employee his full Salary through the Date of Termination, at the rate in effect at the time that Notice of Termination is given together with the Employees statutory entitlements, and the Employer shall, assuming the Employer is in compliance with the provisions of this Agreement, have no further obligations with respect to this Agreement.

9.	Confidentiality

a.	The Employee must not, either during the continuance of his employment under this Agreement (except in the proper course of his duties) or thereafter, divulge to any person or use for any purpose other than those of the Company, and must use his best endeavors to prevent the disclosure of, any trade secret, industrial process or any information concerning the business or finances of the Company or of any of the dealings, transactions or affairs which may come to his knowledge during or in the course of his employment, other than information which is freely available to the public, and except to the extent that the Employee is required to disclose that information by law.

b.	The Employee acknowledges, that having regard to his duties with the Company, that the Employee has or will become possessed of secret and confidential knowledge and information relating to the trade secrets, industrial process and other information concerning the business or finances of the Company and that disclosure of such knowledge and information could materially harm the Company and therefore agrees that the restrictive covenants contained in this Paragraph 9 are reasonable and necessary for the protection of the goodwill of the Company.

c.	Nothing in this paragraph is to be taken as limiting the Employee’s duty to the Company.

10.	Restraints

a.	The Employee hereby agrees that he shall not, during the period of his employment as an employee or consultant and for a period of one (1) year following the term of this agreement and any consultancy period thereafter, directly or indirectly, within the Asia Pacific Region or the United States, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the business activities of the Employer and its affiliates (the “Group”) as are carried on by the Group at the date of this Agreement.

b.	The Employee hereby agrees that he shall not, during the period of his employment and for a period of one (1) year following the term of this agreement and any consultancy period thereafter, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Group’s business activities including, without limitation, solicitation of the Group’s customers, or persons listed on the personnel lists of the Group. At no time during the term of this Agreement or thereafter shall the Employee, directly or indirectly, disparage the commercial, business or financial reputation of the Group.

c.	For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of Subparagraphs 10(a) and (b) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee who has been contacted by a representative of any member of the Group, including the Employee, within a period of twelve (12) months prior to the termination of the term of this agreement and any consultancy period thereafter, or any customer of the Group (whether past or present), to discontinue or alter his, her or its relationship with the Group provided that this shall not prohibit the Employee from soliciting the customer of any person in respect of a business which is not in competition with that of the Group.

d.	Upon the termination of the Employee’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Group, which are in the possession of the Employee including all copies thereof, shall be immediately returned to the Employer.

e.	(i) The Employee agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not,

conceived, developed, invented or made by him during his employment or term of this agreement and any consultancy period thereafter by Employer shall belong to the Employer, provided that such Inventions grew out of the Employee’s work with the Employer, are related in any manner to the business (commercial or experimental) of the Group are conceived or made on the Employer’s time or with the use of the Group’s facilities or materials. The Employee shall further:
(a)	promptly disclose such Inventions to the Employer;

(b)	assign to the Employer, without additional compensation, all patent and other rights to such Inventions for the world;

(c)	sign all papers necessary to carry out the foregoing; and

(d)	give testimony in support of his inventorship;
(ii) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Employee within two (2) years after the termination of his employment by the Employer, it is to be presumed that the Invention was conceived or made during the period of the Employee’s employment by the Employer; and

(iii) The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Employer in writing prior to the date hereof.

f.	As between the Employee and the Employer, the Employer shall be the sole owner of all products and proceeds of the Employee’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties (all of which shall be deemed works made for hire) that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee’s employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee’s right to receive payments hereunder). The Employee shall, at the request of the Employer, execute such assignments, certificates or other instruments as the Employer may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

g.	The parties hereto hereby acknowledge and agree that:

(i)	the Employer would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Paragraph 10;

(ii)	monetary damages would not be an adequate remedy for any such breach; and

(iii)	the Employer shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.
h.	The parties hereto hereby acknowledge that, in addition to any other remedies the Employer may have under Subparagraph 10(g) hereof, the Employer shall have the right and remedy to require the Employee to account for and pay over to the Employer all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of this Paragraph 10, and the Employee hereby agrees to account for and pay over such Benefits to the Employer.

i.	Each of the rights and remedies enumerated in Subparagraphs 10(h) and 10(i) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to and not in lieu of, any other rights and remedies available to the Employer under law or in equity.

j.	If any provision contained in this Paragraph 10 is construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

k.	If any provision contained in this Paragraph 10 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.

l.	It is the intent of the parties hereto that the covenants contained in this Paragraph 10 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Employer). Accordingly, it is hereby agreed that if any of the provisions of this Paragraph 10 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this

Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.
11.	General
This Agreement is further governed by the following provisions:
a. Notice
All notices relating to this Agreement must be in writing and either personally delivered, sent by facsimile (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice will be effective when so personally delivered, one (1) business day after being sent by facsimile or five (5) days after being mailed.

To the Employer:	Brightpoint Australia Pty Limited
2 Minna Close
Belrose NSW 2085

With a copy to:
Brightpoint, Inc.
7635 Interactive Way, Suite 200
Indianapolis, IN 46278

Attention: General Counsel

To the Employee:	Raymond Bruce Thomlinson
P.O. Box 801
Brookvale, NSW 2100
b.	Parties in Interest
Employee may not delegate his duties or assign his rights under this Agreement. This Agreement will inure to the benefit of, and be binding upon, the parties and their respective heirs, legal representatives, successors (whether through reorganization, merger, sale of assets or otherwise) and permitted assigns.
c.	Entire Agreement
This Agreement constitutes the entire Agreement of the parties about its subject matter and supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Employer, including but not limited to the current employment agreement of Employee, dated 1 January 2002, as amended from time to time, and any and all rights provided for in Employee’s current agreement including but not limited to its expiration, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Notwithstanding the foregoing, from and after the date of this Agreement and immediately prior to the Initial Term, the Salary, and Executive Bonus Plan payments as set forth in the Employee’s current employment agreement, dated 1 January 2002, as amended from time to time, will remain in full effect until through December 31, 2008. Any modification or termination of this Agreement will be effective only if it is in writing and signed by the party to be charged
d.	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of New South Wales.
e.	Severability
In the event that the whole or any part of a provision in this Agreement is for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid or illegal or unenforceable term or condition had never been included. The remainder of this Agreement will have full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This paragraph has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.
f.	Execution in Counterparts
This Agreement may be executed by the parties in one or more counterparts, each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement, and will become effective when one or more counterparts has been signed by each of the parties and delivered to each of the other parties.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

Signed by	)
Brightpoint Australia Pty Ltd	)
by a director and secretary/director:	)

/s/ STEVEN E. FIVEL	/s/ ROBERT J. LAIKIN
Signature of secretary/director	Signature of director

STEVEN E. FIVEL	ROBERT J. LAIKIN
Name of secretary/director (please print)	Name of director (please print)

Signed by	)
Brightpoint Inc.	)
by the CEO:	)	/s/ ROBERT J. LAIKIN
Signature of CEO

ROBERT J. LAIKIN Name of CEO (please print)

Signed by	)
Raymond Bruce Thomlinson	)
in the presence of:	)

/s/ KYLIE FERGUSON Signature of witness	/s/ Raymond Bruce Thomlinson Signature of Raymond Bruce Thomlinson

KYLIE FERGUSON Name of witness (please print)